EXHIBIT 5.1

IDACORP

REX BLACKBURN
Sr. Vice President & General Counsel

Exhibit 5.1

June 8, 2009

IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

I am General Counsel to IDACORP, Inc., an Idaho corporation (the "Company"), and have acted as such in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement"), which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale by the Company of 2,000,000 shares of its common stock, without par value (the "Common Stock"), pursuant to the Idaho Power Company Employee Savings Plan (the "Plan").

For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation, as amended, and Amended Bylaws of the Company, as in effect on the date hereof, (iii) resolutions adopted by the Board of Directors of the Company, dated May 21, 2009, relating to the Registration Statement and authorizing the issuance and sale of the Common Stock and (iv) such other instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof.  In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents.  As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, Articles of Incorporation, as amended, and Amended Bylaws of the Company, resolutions, instruments, certificates, records and documents.

Based upon and subject to the foregoing, and subject to the further limitations and qualifications expressed below, I am of the opinion that:

(1)	The Company is validly existing as a corporation and is in good standing under the laws of the State of Idaho.

Telephone (208) 388-2713	P.O. Box 70 (83707)
Fax (208) 388-6936	1221 W. Idaho St.
RBlackburn@idahopower.com	Boise, ID 83702

IDACORP, Inc.
June 8, 2009

(2)	The issuance of the Common Stock has been duly authorized by the Board of Directors of the Company.

(3)
When (i) the Registration Statement shall have become effective under the Securities Act and (ii) the shares of Common Stock shall have been issued, sold and delivered in accordance with the terms and provisions of the Plan and for the consideration contemplated thereby, such shares of Common Stock will be validly issued, fully paid and non-assessable.

(4)	The Common Stock to be purchased on the open market is validly issued, fully paid and non-assessable.

My opinions expressed above are limited to the laws of the State of Idaho and the federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me contained under the heading "Interests of Named Experts and Counsel" in said Registration Statement and any amendments thereto.  In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Rex Blackburn
Rex Blackburn